Exhibit 5.1

November 17, 2003

Education Lending Group, Inc.

12760 High Bluff Drive

Suite 210

San Diego, California 92130

Re:    Education Lending Group, Inc. Registration Statement on Form S-2

Ladies and Gentlemen:

We are acting as counsel to Education Lending Group, Inc. (“Education Lending Group”) in connection with the preparation and filing of a Registration Statement on Form S-2, Registration No. 333-110119 (the “Registration Statement”) under the Securities Act of 1933, as amended, with respect to the offering of up to 2,990,000 shares of common stock of Education Lending Group, par value $.001 (“Common Stock”), of which 390,000 shares may be sold pursuant to an underwriters’ over-allotment option, to be offered by Education Lending Group and certain selling stockholders (the “Selling Stockholders”) to the public.

Item 601 of Regulation S-B and the instructions to Form S-2 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-2 registration statement if the securities are original issue shares. This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.

In rendering this opinion, we have examined (a) the Certificate of Incorporation and the Bylaws of Education Lending Group and (b) such records and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company. Based upon and subject to the foregoing, we are of the opinion that:

1. Education Lending Group is a corporation validly organized and existing and in good standing under the laws of the State of Delaware.

2. The shares of Common Stock covered by the Registration Statement to be offered by the Company have been duly authorized and when issued and paid for by the Underwriters as described in the Registration Statement, will be legally issued, fully paid and nonassessable.

3. The shares of Common Stock covered by the Registration Statement to be offered by the Selling Stockholders have been duly authorized and are legally issued, fully paid and nonassessable.

The information set forth herein is as of the date hereof. We assume no obligation to advise you of changes that may hereafter be brought to our attention. Our opinion is based on statutory laws and judicial decisions of the State of Delaware that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule, or governmental policy that may be enacted or adopted after the date hereof, nor do we assume any responsibility to advise you of future changes in our opinion. Further, we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

Our opinion is intended solely for the benefit of Education Lending Group and its stockholders, and may not be relied upon by them for any other purpose, or by any other person or entity for any purpose, or made available to any other person or entity, without our prior written consent, except that we hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement as filed with the Securities and Exchange Commission and to the reference to us under the heading “Experts” in the Registration Statement.

Very truly yours,

/s/ Thompson Hine LLP